Exhibit 99.1

News Release

Truist names Mike Maguire as chief financial officer

CHARLOTTE, N.C., Sept. 7, 2022 -- Truist Financial Corporation (NYSE: TFC) today announced that Mike Maguire, Truist’s chief consumer finance and payments officer, has been named chief financial officer (CFO) effective Sept. 15. Maguire succeeds current Truist CFO Daryl Bible, whose retirement was announced in May and who will remain at Truist during a transition period.

Maguire will continue to serve as a member of Truist’s executive leadership team reporting to Chairman and Chief Executive Officer Bill Rogers and will oversee accounting, tax, treasury, financial planning and analysis, investor relations and other responsibilities from the bank's Charlotte, North Carolina, headquarters.

“Mike is a strategic and purpose-driven leader with an exceptional depth of experience across our enterprise and a deep understanding of the impact technology has in shaping our operating environment. We will draw on that experience as Mike assumes his new role during this time of exciting transformation at Truist,” said Rogers.

In his current role, Maguire leads Truist’s consumer finance and payments businesses, including LightStream, Service Finance, Sheffield Financial, Dealer Retail Services and its student loan unit. In addition, he is responsible for the enterprise payments strategy group and wholesale payments businesses including treasury solutions, merchant services and commercial card.

Prior to this role, Maguire served as the head of enterprise partnerships and investments leading the sourcing, execution and management of strategic equity investments in the financial technology sector at a Truist predecessor. Before that, he led the technology and services investment banking group for Truist Securities.

“Our teammates, clients, investors and communities are excited by Truist’s purpose and potential, and I look forward to serving them as CFO,” said Maguire.

Reiterating his thanks to Truist’s current CFO Daryl Bible, Rogers said, “Daryl has played an essential role in the success of our merger, and his many years of experienced leadership and service to clients and teammates has helped Truist fulfill its purpose to inspire and build better lives and communities in the markets we serve.”

About Truist

Truist Financial Corporation is a purpose-driven financial services company committed to inspiring and building better lives and communities. Truist has leading market share in many high-growth markets in the country. The company offers a wide range of services including retail, small business and commercial banking; asset management; capital markets; commercial real estate; corporate and institutional banking; insurance; mortgage; payments; specialized lending; and wealth management. Headquartered in Charlotte, North Carolina, Truist is a top 10 U.S. commercial bank with total assets of $545 billion as of June 30, 2022. Truist Bank, Member FDIC. Learn more at Truist.com.

SOURCE Truist Financial Corporation

For further information: media@truist.com

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